Exhibit 99.1
Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois  60062


Designated Filer:  Crestview Capital Master, LLC

Issuer & Ticker Symbol:  Simtek Corporation (SMTK)

Date of Event Requiring Statement: 09/25/2007



Crestview Capital Partners, LLC
By:  /s/ Daniel I. Warsh
     -------------------
Name:  Daniel I. Warsh
Date:  September 27, 2007